Exhibit 10.2
CONSULTING AGREEMENT
          This CONSULTING AGREEMENT, (this “Agreement”), is dated November 16, 2009 and shall be effective as of January 1, 2010, between CapitalSource Inc. (the “Company”) and Dean C. Graham (the “Consultant”).
          WHEREAS, the Company desires to obtain the consulting services of the Consultant as an independent contractor to assist with strategic operations, to provide advice and counsel to its Executive Chairman and Co-Chief Executive Officers and to provide such other advice, counsel and assistance as its Executive Chairman and Co-Chief Executive Officers may require;
          WHEREAS, the Consultant has heretofore entered into an Employment Agreement dated as of April 4, 2005, and amended on each of November 22, 2005, February 1, 2007 and December 31, 2008 (the “Employment Agreement”) with the Company, and the Company and he have entered into a Separation and General Release Agreement dated as of the date hereof (the “Separation Agreement”) providing for termination of his services as an employee and officer of the Company and its subsidiaries on mutually agreed upon terms; and
          WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions for the consulting relationship of the Consultant with the Company.
          NOW, THEREFORE, it is AGREED as follows:
          1. Engagement.
               (a) During the term of this Agreement (as set out in Section 5 hereof), the Consultant shall serve as a consultant to the Company. The Consultant shall make himself reasonably available to perform consulting services as reasonably requested by the Executive Chairman or either of the Co-Chief Executive Officers of the Company. The Consultant shall render advisory and consulting services to the Company of the type customarily performed by persons serving in similar consulting capacities, consistent with the knowledge and experience possessed by the Consultant. The Consultant’s services shall be limited to assisting the Executive Chairman and the Co-Chief Executive Officers in respect of the Company’s strategic operations and providing advice and counsel to the Executive Chairman and either of the Co-Chief Executive Officers of the Company. The Consultant shall perform his services at the Company’s offices in Chevy Chase, Maryland or at such other locations as the Consultant shall determine in his sole discretion. For the sake of clarity, Consultant shall not be required to perform the services contemplated herein at any particular time or place and may chose to provide the services by telephone or conference call.

               (b) The parties acknowledge and agree that the Consultant’s fulfillment of his obligations to the Company hereunder will not require the Consultant’s full business time. In the time that the Consultant is not providing services to the Company, he may accept other employment or engagements and may participate in any other activities without obtaining the Company’s approval thereof; provided, however, that such other employment, engagements and activities do not involve any violation of Section 7 of the Employment Agreement.
          2. Compensation and Expenses. The Company agrees to pay the Consultant during the term of this Agreement a retainer of $750,000, payable in equal quarterly installments on January 4, 2010, March 15, 2010, July 1, 2010 and October 1, 2010. The Company shall reimburse the Consultant for all reasonable, ordinary and necessary travel and lodging expenses incurred by the Consultant in connection with the Consultant’s performance of services hereunder, provided that all such expenses are in accordance with the Company’s policies applicable to similar expenses incurred by its executive management employees. The Consultant will invoice the Company for any reimbursement of expenses payable hereunder in respect of services performed, and each such invoice shall be accompanied by receipts and other supporting documentation of expenses incurred as reasonably requested by the Company. The Company shall pay the expense reimbursements that are due under this Agreement within 30 days after receiving an invoice from the Consultant for such amounts.
          3. Participation in Retirement and Employee Benefit Plans. Subject to Section 4(c) of the Separation Agreement, nothing in this Agreement shall entitle the Consultant to participate in or accrue additional benefits under any plan of the Company relating to stock options, stock purchases, equity award, deferred compensation, pension, thrift, profit sharing, employee stock ownership, group life insurance, medical coverage, disability insurance, education, or other retirement or employee benefits, except to the extent that the Consultant may be entitled to continuation coverage (COBRA), at the Consultant’s expense, or other coverage under the health and dental insurance plan maintained by the Company under Section 4(c) terms of the Separation Agreement.
          4. Office and Support Services. During the term of this Agreement, the Company shall provide the Consultant with reasonable office space, supplies, assistant and other appropriate support services and facilities that are reasonably required by the Consultant in connection with his performance of services hereunder, in each case as reasonably determined by the Company. In accordance with Section 4(d) of the Separation Agreement, the Company hereby agrees to assign and transfer Consultant’s current mobile telephone number to the Consultant.
          5. Term. The term of this Agreement shall be for twelve months commencing on January 1, 2010. The parties by mutual written agreement may extend the term of this Agreement. The Company may terminate this Agreement at any time on or after March 31, 2010 with 30 days advance notice; provided, however, unless such termination is due to Consultant’s repeated and willful failure to respond to requests for services from the Company’s Executive Chairman or either of the Co-Chief Executive Officers that continues for at least thirty days after written notice from the Company, the Company shall be obligated to pay Consultant an amount equal to the remaining payments provided in Section 2 in a single lump sum on the date of such termination.
          6. Indemnification. During the term of this Agreement and thereafter, the Company agrees to indemnify and hold Consultant and Consultant’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against Consultant that arises out of or relates to Consultant’s service hereunder at the request of the Company after the date hereof, and to promptly advance to Consultant or Consultant’s heirs or representatives such expenses upon written request with appropriate documentation of such expense upon receipt of an undertaking by Consultant or on Consultant’s behalf to repay such amount if it shall ultimately be determined that Consultant is not entitled to be indemnified by the Company. The Company shall be entitled to assume the defense of any such proceeding and Consultant will use reasonable efforts to cooperate with such defense. To the extent that Consultant in good faith determines that there is an actual or potential conflict of interest between the Company and Consultant in connection with the defense of a proceeding, Consultant shall so notify the Company and shall be entitled to separate representation at the Company’s expense by counsel selected by Consultant (provided that the Company may reasonably object to the selection of counsel within ten (10) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation to the extent consistent with Consultant’s separate defense. This Section 6 shall continue in effect after the termination of Consultant’s consultancy or the termination of this Agreement.
          7. Confidentiality and Non-Disclosure; Standards. The Company and Consultant acknowledge and agree that during the term of this Agreement Consultant will have access to and may assist in developing Company Confidential Information (as defined below). During and after the term of this Agreement, Consultant will not knowingly use, disclose or transfer any Company Confidential Information other than as authorized in writing by the Company or within the scope of Consultant’s duties with the Company. Anything herein to the contrary notwithstanding, the provisions of this Section 7 shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order Consultant to disclose or make accessible any information; (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to Consultant ‘s violation of this Section 7; or (iv) as to information that is or becomes available to Consultant on a non-confidential basis from a source which is entitled to disclose it to Consultant.
          For purposes of this Section 7, the term “Company Confidential Information” shall mean information known to Consultant to constitute non-public information or trade secrets or proprietary information belonging to the Company or other confidential financial information, operating budgets, strategic plans or research methods, personnel data, projects or plans, or non-public information regarding the terms of any existing or pending lending transaction between the Company and an existing or pending client or customer, in each case, received by Consultant in connection with his duties with the Company. Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during Consultant’s service to the Company or information publicly available or generally known within the industry or trade in which the Company competes, shall not be considered Company Confidential Information.
          8. Attorney’s Fees. The Company shall advance Consultant (and his beneficiaries) any and all costs and expenses (including without limitation attorneys’ fees and other charges of counsel) incurred by Consultant (or any of his beneficiaries) in resolving any controversy, dispute or claim arising out of or relating to this Agreement, Consultant’s consultancy with the Company, or the termination thereof; provided that Consultant shall reimburse the Company any advances on a net after-tax basis to cover expenses incurred by Consultant for claims if it is judicially determined that the Company is the prevailing party, or brought by Consultant that are judicially determined to be frivolous or advanced in bad faith. Pending the resolution of any such claim, Consultant (and his beneficiaries) shall continue to receive all payments and benefits described in Section 2 of this Agreement. This Section 8 shall continue in effect after the termination of Consultant’s consultancy or the termination of this Agreement. The Company hereby agrees to directly pay Consultant’s attorneys fees incurred in connection with negotiation and execution of this Agreement.
          9. No Assignments. This Agreement is personal to each of the parties hereto. Neither party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. However, in the event of the death of the Consultant all rights to receive payments hereunder shall become rights of the Consultant’s estate.
          10. Amendment; Modification; Waiver. No amendments or additions to this Agreement shall be binding unless in writing and signed by both of the parties hereto. No delay or failure at any time on the part of the Company in exercising any right, power or privilege under this Agreement, or in enforcing any provision of this Agreement, shall impair any such right, power, or privilege, or be construed as a waiver of any default or as any acquiescence therein, or shall affect the right of the Company thereafter to enforce each and every provision of this Agreement in accordance with its terms.
          11. Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.
          12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
          13. Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered, sent by overnight courier, or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy or telex, addressed as follows:
          If to the Company:
CapitalSource Finance LLC
4445 Willard Avenue
12th Floor
Chevy Chase, Maryland 20815
Attn: Chief Legal Officer
Facsimile Number: 301-841-2380
          If to the Consultant:
Dean C. Graham
Address last shown on the Company’s Records
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
          14. Independent Contractor Status. The Consultant shall have sole control of the manner and means of performing his services under this Agreement and shall complete such services in accordance with his own means and methods of work. The parties intend that the Consultant shall be an independent contractor, self-employed individual. The Company shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage nor any other statutory benefit to Consultant. Consultant shall comply at his expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, OSHA regulations, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors
          15. Governing Law. This Agreement shall be governed by the laws of the State of Maryland excluding the choice of law rules thereof.
          16. Condition. This Agreement and the parties’ obligations hereunder shall be subject to the satisfaction of the condition that the Company and the Consultant shall have entered into the Separation Agreement and that such agreement shall not have been revoked. In the event that such condition is not satisfied, this Agreement shall be of no further force or effect and the parties shall have no further obligation or liability hereunder.
          17. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior oral or written agreements, commitments or understandings, with respect to the matters provided for herein. Notwithstanding the foregoing, the parties do not intend by this Agreement to supersede the Employment Agreement or the Separation Agreement.
* * * * *

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered in their name and on their behalf as of the date first above written.

/s/ Dean C. Graham
Dean C. Graham

Date: November 16, 2009

CapitalSource Inc.
By:	/s/ John K. Delaney

Date: November 16, 2009